Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

JMP Group Inc.:

We hereby consent to the incorporation by reference in the registration statement (No. 333-142956) on Form S-8 of JMP Group Inc. of our report dated June 15, 2009, with respect to the consolidated balance sheet of Cratos Capital Partners, LLC as of December 31, 2008, and the related consolidated statements of operations, changes in members’ deficit, and cash flows for the year ended December 31, 2008, which report appears in this Form 8-K/A of JMP Group Inc. dated June 18, 2009.

/s/ PricewaterhouseCoopers LLP

San Francisco, CA

June 18, 2009